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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Registration Statement of General DataComm Industries, Inc. and Subsidiaries on Form S-3 (No. 33-56213) of our report, which includes an explanatory paragraph for certain accounting changes, dated October 19, 1994, on our audits of the consolidated financial statements and financial statement schedules of General DataComm Industries, Inc. and Subsidiaries as of September 30, 1994 and 1993 and for the years ended September 30, 1994, 1993 and 1992, which report is included in the 1994 Annual Report on Form 10-K, as amended by Form 10-K/A. We also consent to the reference to our firm under the caption "Experts".



Coopers & Lybrand L.L.P.


Stamford, Connecticut


December 9, 1994